UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

PartnerRe Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

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Notes:

Reg. § 240.14a-101.

SEC 1913 (3-99)

PROXY STATEMENT

PARTNERRE LTD.

Chesney House

96 Pitts Bay Road

Pembroke HM 08, Bermuda

ANNUAL GENERAL MEETING — May 13, 2004

To the Shareholders of PartnerRe Ltd.:

You are cordially invited to attend the Annual General Meeting of your Company to be held at 2:30 p.m. on Thursday, May 13, 2004 at 5th Floor, Wellesley House South, 90 Pitts Bay Road, Pembroke, Bermuda.

A report on the current affairs of the Company will be presented at the meeting and shareholders will have an opportunity for questions and comments.

It is earnestly requested that you complete, sign, date and mail the enclosed proxy card in the enclosed business reply envelope or vote electronically via the internet or telephone whether or not you plan to attend the Annual General Meeting. See “Voting Via the Internet or By Telephone” in the Proxy Statement for more details.

Prompt return of your proxy card will reduce the cost of further mailings and other follow-up work. You may revoke your voted proxy at any time prior to the meeting or vote in person if you attend the meeting.

We are grateful for your assistance and express our appreciation in advance.

Sincerely yours,

John A. Rollwagen

Chairman of the Board of Directors

March 31, 2004

IMPORTANT:	PLEASE MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE OR VOTE ELECTRONICALLY VIA THE INTERNET OR TELEPHONE. THE MEETING DATE IS MAY 13, 2004.

PARTNERRE LTD.

Chesney House

96 Pitts Bay Road

Pembroke HM 08, Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held on May 13, 2004

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of PartnerRe Ltd. (the “Company”) will be held at 5th Floor, Wellesley House South, 90 Pitts Bay Road, Pembroke, Bermuda, on Thursday, May 13, 2004, at 2:30 p.m. local time, for the following purposes:

1.    To elect four (4) directors to hold office until the annual general meeting of shareholders in the year 2007 or until their respective successors have been duly elected;

2.    To approve an increase in the maximum number of directors from ten to eleven, with the minimum number of directors set at three, and for the Board to be authorized to fill any vacancies as and when they deem expedient;

3.    To amend the Bye-laws of the Company to remove the exemption which excludes Swiss Reinsurance Company and its affiliates from the prohibition on obtaining or exercising more than 9.9% of the voting rights attached to the Company’s issued and outstanding shares;

4.    To increase the number of Common Shares reserved for issuance under the PartnerRe Ltd. Employee Incentive Plan from 3,500,000 Common Shares to 5,000,000 Common Shares;

5.    To re-appoint Deloitte & Touche, independent auditors, as the Company’s auditors for the ensuing period ending with the 2005 annual general meeting and to refer the determination of auditors’ remuneration to the Board of Directors; and

6.    To consider and take action with respect to such other matters as may properly come before the Annual General Meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 19, 2004 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual General Meeting.

All shareholders are cordially invited to attend the Annual General Meeting.

By order of the Board of Directors

Amanda Sodergren

Assistant Secretary

Pembroke, Bermuda

March 31, 2004

PROXY STATEMENT

PROXY STATEMENT

PARTNERRE LTD.

Annual General Meeting of Shareholders

May 13, 2004

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of PartnerRe Ltd. (the “Company”) of proxies from holders of the Company’s common shares, par value $1.00 per share (the “Common Shares”). The proxies will be voted at the Annual General Meeting of Shareholders to be held on May 13, 2004 at 2:30 p.m. local time, at 5th Floor, Wellesley House South, 90 Pitts Bay Road, Pembroke, Bermuda, and at any adjournment or adjournments thereof (the “Annual Meeting”).

The mailing address of the Company is Chesney House, 96 Pitts Bay Road, Pembroke HM 08, Bermuda, (telephone 1-441-292-0888). The Notice of Annual General Meeting of Shareholders, the Proxy Statement and the accompanying Proxy were first transmitted to shareholders of the Company on or about March 31, 2004.

The Board has fixed the close of business on March 19, 2004 as the record date (the “Record Date”) for determining the shareholders of the Company entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, an aggregate of 53,781,198 Common Shares were issued and outstanding, each share entitling the holder thereof to one vote on each matter to be voted upon at the Annual Meeting, except that if a person (other than Swiss Reinsurance Company and its affiliates) constructively or beneficially, directly or indirectly, owns more than 9.9% of the voting power of the outstanding Common Shares, the voting rights with respect to such shares will be limited, in the aggregate, to voting power of 9.9%, pursuant to a formula specified in the Company’s Bye-laws. A current proposal (Item 3 on the Proxy Card), if approved, will remove the exemption allowing Swiss Reinsurance Company and its affiliates to exercise more than 9.9% of the voting power of the outstanding Common Shares. The presence, in person or by proxy, of the holders of a majority of the outstanding Common Shares (without regard to the limitation on voting referred to above) is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Proxies will be solicited initially by mail. Further solicitation may be made by directors, officers and employees of the Company personally, by telephone or otherwise, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of Common Shares.

At the Annual Meeting, shareholders of the Company will be asked to (i) elect four directors to serve on the Board until the annual general meeting of shareholders in the year 2007; (ii) approve an increase in the maximum number of directors from ten to eleven, with the minimum number of directors set at three, and for the Board to be authorized to fill any vacancies as and when they deem expedient; (iii) amend the Bye-laws of the Company to remove the exemption which excludes Swiss Reinsurance Company and its affiliates from the prohibition on obtaining or exercising more than 9.9% of the voting rights attached to the Company’s issued and outstanding shares; (iv) increase the number of Common Shares reserved for issuance under the PartnerRe Ltd. Employee Incentive Plan from 3,500,000 Common Shares to 5,000,000 Common Shares; and (v) re-appoint Deloitte & Touche, independent auditors, as the Company’s auditors for the ensuing period ending with the 2005 annual general meeting and to refer the determination of the auditors’ remuneration to the Board of Directors.

Shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

All matters referenced in this proxy statement upon which shareholders are called to vote will be decided by a simple majority of votes cast. A hand vote will be taken unless a poll is requested pursuant to the Company’s Bye-laws.

If your shares are held by a broker who does not indicate how to vote on a particular matter that comes up for a vote at the meeting or if you abstain from voting on a particular matter that comes up for a vote at the meeting, your shares will be treated as not entitled to vote on that matter for purposes of determining whether the matter has received the required level of shareholder approval.

A copy of the Company’s Annual Report for the year ended December 31, 2003 is being mailed to shareholders together with this Proxy Statement. These documents may also be viewed on the Company’s website at www.partnerre.com. The consolidated financial statements of the Company for the year ended December 31, 2003 contained in the Annual Report and the Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2003 are specifically incorporated herein by reference and made a part hereof.

SOLICITATION AND REVOCATION OF PROXIES

PROXIES IN THE FORM ENCLOSED ARE SOLICITED BY, OR ON BEHALF OF, THE BOARD OF DIRECTORS OF THE COMPANY. THE PERSONS NAMED IN THE FORM OF PROXY HAVE BEEN DESIGNATED AS PROXIES BY THE BOARD OF DIRECTORS. Such persons designated as proxies are the Chairman of the Board of Directors and the President and Chief Executive Officer of the Company. A shareholder desiring to appoint some other person to represent him at the Annual Meeting may do so either by inserting such person’s name in the blank space provided in the enclosed Form of Proxy, or by completing another form of proxy and, in either case, delivering the completed Proxy to the Assistant Secretary of the Company at the address indicated above, before the time of the Annual Meeting. It is the responsibility of the shareholder appointing some other person to represent him to inform such person of this appointment.

Common Shares (“shares”) represented at the Annual Meeting by a properly executed and returned Proxy will be voted at the Annual Meeting in accordance with instructions noted thereon, or if no instructions are noted, the Proxy will be voted in favor of the proposals set forth in the Notice of Annual Meeting. If a shareholder appoints a person other than the persons named in the Form of Proxy to represent him, such person will vote the shares in respect of which he is appointed proxy holder in accordance with the directions of the shareholder appointing him. A submitted Proxy is revocable by a shareholder at any time prior to its being voted provided that such shareholder gives oral or written notice to the Assistant Secretary of the Company at or prior to the Annual Meeting that such shareholder intends to vote in person or by submitting a subsequently dated Proxy. Attendance at the Annual Meeting by a shareholder who has given a Proxy shall not in and of itself constitute a revocation of such Proxy.

Proxies will be solicited initially by mail. Further solicitation may be made by directors, officers and employees of the Company personally, by telephone or otherwise, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of shares. The costs of soliciting proxies will be borne by the Company. It is estimated that these costs will be nominal.

VOTING VIA THE INTERNET OR BY TELEPHONE

Shareholders voting via the internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, that must be borne by the shareholder.

There are separate internet and telephone voting arrangements depending upon whether shares are registered in your name or in the name of a bank or broker.

Shares Registered Directly in the Name of the Shareholder

Shareholders with shares registered with EquiServe, the Company’s transfer agent, may vote electronically by calling 1-877-779-8683 and following the login steps as indicated in the recorded instructions. To vote on the internet, shareholders should go to the site http://www.eproxyvote.com/pre and follow the instructions provided.

Shares Registered in the Name of a Brokerage Firm or Bank

If your shares are held through a bank or broker you may also be eligible to vote your shares electronically. Simply follow the instructions on your voting form, using either the toll-free telephone number or the internet address that is listed.

SHAREHOLDER PROPOSALS FOR THE COMPANY’S 2005 ANNUAL GENERAL MEETING

If you want to propose any matter for a vote by the Company’s shareholders at the Company’s 2005 annual meeting, you must send your proposal to the Company Secretary, PartnerRe Ltd., Chesney House, 96 Pitts Bay Road, Pembroke HM 08, Bermuda. The Company may omit your proposal from next year’s proxy statement if it is not received by the Company Secretary at the address noted above by November 31, 2004 or if it does not comply with applicable SEC requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

MANAGEMENT AND DIRECTORS

Directors and Officers

The following table sets forth information, as of March 19, 2004, with respect to the beneficial ownership of all directors and certain executive officers of the Company. The Common Shares owned by all directors and executive officers as a group constitute approximately 1% of the outstanding Common Shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Patrick A. Thiele	118,496	(1)	*
Albert A. Benchimol	49,224	(2)	*
Bruno Meyenhofer	96,480	(3)	*
Scott D. Moore	211,306	(4)	*
Mark Pabst	47,908	(5)	*
John A. Rollwagen	25,041	(6)	*
Vito H. Baumgartner	605	(7)	*
Robert M. Baylis	32,965	(8)	*
Jan H. Holsboer	30,977	(9)	*
Jean-Paul Montupet	15,425	(10)	*
Rémy Sautter	14,150	(11)	*
Lucio Stanca	44,009	(12)	*
Kevin M. Twomey	7,292	(13)	*
Jürgen Zech	14,529	(14)	*
All directors and executive officers (14 persons)	708,407		1.24%

*	Denotes beneficial ownership of less than 1%

(1)	Mr. Thiele holds options to purchase 401,527 Common Shares, 96,039 of which are currently exercisable. In addition, Mr. Thiele has been granted 15,000 shares of restricted stock, 10,000 will vest in December 2004 and 1,667, 1,667 and 1,666 will vest in February 2005, 2006 and 2007 respectively. In addition, Mr. Thiele has acquired 1,457 Common Shares under the Company’s Employee Share Purchase Plan.
(2)	Mr. Benchimol holds options to purchase 172,250 Common Shares, 48,379 of which are currently exercisable. In addition, Mr. Benchimol has acquired 845 Common Shares under the Company’s Employee Share Purchase Plan.
(3)	Mr. Meyenhofer holds options to purchase 232,550 Common Shares, of which 95,500 are currently exercisable. In addition, Mr. Meyenhofer has acquired 787 Common Shares under the Company’s Employee Share Purchase Plan and 193 Common Shares under the Company’s Swiss Share Purchase Plan.
(4)	Mr. Moore holds options to purchase 310,250 Common Shares, 196,379 of which are currently exercisable.
(5)	Mr. Pabst holds options to purchase 126,225 Common Shares, 38,038 of which are currently exercisable. In addition, Mr. Pabst has acquired 1,370 Common Shares under the Company’s Employee Share Purchase Plan.
(6)	Mr. Rollwagen holds options to purchase 21,465 Common Shares, all of which are currently exercisable. In addition, Mr. Rollwagen has been granted 2,576 shares of restricted stock.
(7)	Mr. Baumgartner was appointed to the Board in November 2003 and holds no options to purchase Common Shares. Mr. Baumgartner has been granted 605 shares of restricted stock.
(8)	Mr. Baylis holds options to purchase 28,500 Common Shares, all of which are currently exercisable. In addition, Mr. Baylis has been granted 2,465 shares of restricted stock .
(9)	Mr. Holsboer holds options to purchase 28,500 Common Shares, all of which are currently exercisable. In addition, Mr. Holsboer has been granted 2,847 shares of restricted stock.
(10)	Mr. Montupet holds options to purchase 12,500 Common Shares, all of which are currently exercisable. In addition, Mr. Montupet has been granted 2,925 shares of restricted stock.

(11)	Mr. Sautter holds options to purchase 12,500 Common Shares, all of which are currently exercisable. In addition, Mr. Sautter has been granted 1,650 shares of restricted stock.
(12)	Mr. Stanca holds options to purchase 42,500 Common Shares, all of which are currently exercisable. In addition, Mr. Stanca has been granted 1,509 shares of restricted stock.
(13)	Mr. Twomey holds options to purchase 4,500 Common Shares, all of which are currently exercisable. In addition, Mr. Twomey has been granted 1,792 shares of restricted stock.
(14)	Dr. Zech holds options to purchase 12,500 Common Shares, all of which are currently exercisable. In addition, Dr. Zech has been granted 2,029 shares of restricted stock.

Other Beneficial Owners

The following table sets forth information regarding each person (including corporate groups) known by the Company to own of record or beneficially own more than five percent of the Company’s outstanding Common Shares as of the dates indicated below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071, U.S.A.	5,456,050	(1)	10.14%

FMR Corp. 82 Devonshire Street Boston, MA 02109, U.S.A.	5,321,480	(2)	9.89%

AXA Financial Inc. 1290 Avenue of the Americas New York, New York 10104, U.S.A.	5,137,629	(3)	9.55%

Capital Group International, Inc 11100 Santa Monica Blvd Los Angeles, CA 90025, U.S.A.	3,936,320	(4)	7.32%

Lord, Abbett & Co 90 Hudson Street Jersey City, NJ 07302, U.S.A.	3,672,291	(5)	6.83%

Delaware Management Holdings Co. Inc. One Commerce Square, 2005 Market St. Philadelphia, PA 19103, U.S.A.	2,551,122	(6)	4.74%

Janus Capital Management LLC 100 Fillmore Street Denver, CO 80206-4928, U.S.A.	2,422,728	(7)	4.5%

(1)	As of December 31, 2003, based on a report on Schedule 13G filed by Capital Research and Management Company (“Capital Research”) with the U.S. Securities and Exchange Commission on February 13, 2004, Capital Research is deemed to be the beneficial owner 5,456,050 Common Shares.
(2)	As of December 31, 2003, based on a report on Schedule 13G filed by FMR Corp. with the U.S. Securities and Exchange Commission on February 17, 2003, Fidelity Management and Research Company (“Fidelity”) beneficially owns 4,950,380 Common Shares and FMR Corp., through its control of Fidelity and Fidelity Management Trust Company, has sole dispositive power of 5,027,880 Common Shares.
(3)

As of December 31, 2003, based on a report on Schedule 13G filed by AXA Financial Inc. with the U.S. Securities and Exchange Commission on February 10, 2003, AXA Financial Inc. is deemed to be the beneficial owner of 5,137,629 Common Shares. The Schedule 13G filed by AXA Financial Inc is pursuant to a Joint Filing Agreement among AXA Financial, Inc., AXA Assurances, I.A.R.D Mutuelle, AXA

Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA, the report on Schedule 13G was filed on behalf of each of them.
(4)	As of December 31, 2003, based on a report on Schedule 13G filed by Capital Group International, Inc. (“Capital Group”) with the U.S. Securities and Exchange Commission on February 13, 2004, Capital Group does not have investment power or voting power over, but may be deemed to beneficially own 3,936,320 Common Shares.
(5)	Based on a report on Schedule 13G filed by Lord, Abbett & Co. (“Lord Abbett”) with the U.S. Securities and Exchange Commission on February 4, 2004, Lord Abbett beneficially owns and has sole dispositive power of 3,672,291 Common Shares.
(6)	Based on a report on Schedule 13G filed by Delaware Management Holdings Co. Inc. (“Delaware Mgmt.”) with the U.S. Securities and Exchange Commission on February 7, 2004, Delaware Mgmt. has sole dispositive power of 2,545,822 Common Shares and shared dispositive power of 5,300 Common Shares.
(7)	As of December 31, 2003, based on a report on Schedule 13G filed by Janus Capital Management LLC (“Janus”) with the U.S. Securities and Exchange Commission on February 17, 2003, Janus beneficially owns and has sole dispositive power of 2,422,728 Common Shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the SEC and the New York Stock Exchange, initial reports of ownership and reports of changes in beneficial ownership of such equity securities of the Company. To the Company’s knowledge, based solely on a review of the reports filed and written representations received from the persons subject to Section 16(a), we believe that no other reports were required, and no director or executive officer of the Company failed to file their required reports on a timely basis during the year 2003.

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

The Board of Directors of the Company normally consists of ten members. The retirement of Sir Robert Horton and Walter B. Kielholz, in February and May of 2003 respectively, created vacancies on the Board of Directors. In accordance with the Bye-Laws these vacancies were filled by the Board of Directors with the appointment of Kevin M. Twomey in May 2003 and Vito H. Baumgartner in November 2003. Mr. Baumgartner’s term expires at the Annual Meeting. Mr. Twomey’s term expires at the 2006 annual general meeting of the Company’s shareholders. There is a Proposal (Item 2 on the Proxy Card) to increase the number of Directors from ten to eleven.

At the Annual Meeting, four (4) directors will be elected to hold office for three-year terms until the annual general meeting in the year 2007 or until their successors have been elected. The Proxy will be voted in accordance with the directions thereon or, if no directions are indicated, for election of the four nominees named below whose election has been proposed and recommended by the Board of Directors. If any nominee shall, prior to the Annual Meeting, become unavailable for election as a director, the persons named in the accompanying proxy will vote for such nominee, if any, in their discretion as may be recommended by the Board of Directors, or the Board of Directors may reduce the number of directors to eliminate the vacancy. The presence, in person or by proxy, of a majority of the outstanding Common Shares is required for a quorum for the election of directors at the Annual Meeting but if a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Election of directors at the Annual Meeting will be decided by a simple majority of votes cast.

Nominees

The respective ages, business experience and directorships in other companies of the four nominees for election are set forth below. All of the nominees are currently directors of the Company. Messrs. Rollwagen, Montupet and Stanca were elected at the 2001 Annual Meeting. Mr Baumgartner, as permitted by the Bye-Laws, was appointed as director by the Board in November 2003. If elected, all of the nominees will serve a three-year term and will be eligible for re-election in 2007.

Name	Age
Vito H. Baumgartner	63
Jean-Paul Montupet	56
John A. Rollwagen	63
Lucio Stanca	62

Vito H. Baumgartner was appointed to the Board in November 2003 and is a member of the Company’s Audit Committee, Human Resources Committee and Compensation Committee. Until he retired in January 2004, Mr. Baumgartner was a Group President and Executive Office member of Caterpillar Inc., a leading manufacturer of construction and mining equipment, diesel and natural gas engines, and industrial gas turbines. Mr. Baumgartner, who is also a graduate of the Swiss School of Commerce and MIT’s Program for Senior Executives, had administrative responsibility for Caterpillar’s Building Construction Products Division, Europe-Africa-Middle East (EAME) Marketing Division, EAME Product Development and Operations Division, and the European Shared Services Division. Mr. Baumgartner is a Director of SKF, Inc. and Northern Trust Global Services Ltd.

Mr. Jean-Paul Montupet has served as a director of the Company since February 2002 and is a member of the Company’s Governance & Nominating Committee, Human Resources Committee and Compensation Committee. Mr. Montupet has been an Executive Vice President of Emerson since 1990 and is currently responsible for Emerson’s Industrial Automation Business as well as being an Advisory Director of Emerson Electric Co. and President of Emerson Europe. He joined Emerson in 1989 and has held various positions of responsibility, including Chairman of Emerson Asia-Pacific. From 1982 to 1989 Mr. Montupet was a Member of the Board and Director of North American Operations of Leroy Somer. Mr. Montupet is also Member of the Board of Governors of NEMA (National Electrical Manufacturers Association).

Mr. John A. Rollwagen has served as a director since May 2001 and has been Chairman of the Board since May 2002. He is Chairman of the Company’s Governance & Nominating Committee and a member of the Company’s Finance Committee. He has served as a principal of Quatris Fund, an affiliate fund of St. Paul Venture Capital since October 2000 and from 1993 he has been an investor and business advisor specializing in information technology. From 1975 until 1993 Mr. Rollwagen was Chairman and Chief Executive Officer of Cray Research, Inc. Mr. Rollwagen is a director of Computer Network Technology Inc., Lexar Media, Algos Corp, Cardtronics Inc. and Cassatt Corp. (formerly known as Unlimited Scale Inc.).

Mr. Lucio Stanca has served as director of the Company since May 12, 1998 and is the Chairman of the Company’s Human Resources Committee and Compensation Committee and is a member of the Company’s Governance & Nominating Committee. In July 2001 Mr. Stanca was appointed as Minister of Innovation and Technology in the Italian Government. Mr. Stanca was Executive Chairman of IBM EMEA (Europe, Middle East and Africa) from 1994 until his retirement from the Company in 2001. From 1991 until 1994 Mr. Stanca was Chairman and Chief Executive Officer of IBM SEMEA (South Europe, Middle East and Africa). Mr. Stanca worked with IBM in both Europe and the USA from 1968. Mr. Stanca is also a director of FILA and the Bocconi University in Milan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FOUR DIRECTORS NAMED ABOVE.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The table below sets forth the names, ages and titles of the persons who were directors (in addition to Messrs. Baumgartner, Montupet, Rollwagen and Stanca) and executive officers of the Company as of March 19, 2004.

Name	Age	Position
Patrick A. Thiele (a)(5)	53	Chief Executive Officer & Director
Albert A. Benchimol (a)	46	Executive Vice President & Chief Financial Officer
Bruno Meyenhofer (a)	55	Chief Executive Officer, PartnerRe Global
Scott D. Moore (a)	51	Chief Executive Officer, PartnerRe U.S.
Mark Pabst (a)	58	Executive Vice President, Corporate Affairs
Robert M. Baylis (1)(3)	65	Director
Jan H. Holsboer (1)(3)	57	Director
Rémy Sautter (1)(2)(5)	58	Director
Kevin M. Twomey (1)(2)(5)	57	Director
Dr. Jürgen Zech (3)(4)	64	Director

(a)	Member of the Company’s Executive Committee (the “EC”).
(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Finance Committee.
(4)	Member of the Governance & Nominating Committee.
(5)	Member of the Human Resources Committee.

Patrick A. Thiele joined the Company on December 1, 2000 as President and Chief Executive Officer and was appointed to the Board at the same time. He is a member of the Company’s Human Resources Committee. Mr. Thiele was employed by CGNU from 1999 to 2000 and served as Managing Director, Group Office. From 1978 to 1998 Mr. Thiele was employed by The St. Paul Companies and served as President and Chief Executive Officer of the worldwide insurance operations from 1996 to 1998. Prior to that, Mr. Thiele was Chief Financial Officer from 1991 to 1996. Mr. Thiele was also a member of the Board of Directors of The St. Paul Companies and John Nuveen & Co., its investment subsidiary. Mr. Thiele is also a director of the Wenger Corporation and the University of Wisconsin’s Graduate School of Business and is on the Board of Overseers of the School of Risk Management and Actuarial Science, St. John’s Campus, New York.

Albert A. Benchimol joined the Company on April 1, 2000 as Executive Vice President and Chief Financial Officer. Mr. Benchimol was employed by Reliance Group Holdings, Inc. from 1989 to 2000. He served as Senior Vice President and Treasurer from 1998 to 2000 and as Vice President and Treasurer from 1994 to 1998. From 1989 to 1994, Mr. Benchimol served as Vice President and Assistant Treasurer. Prior to that, Mr. Benchimol was employed by Bank of Montreal from 1982 to 1989. In June 2001, Reliance Group Holdings filed for protection under Chapter 11 of the U.S. Bankruptcy Code.

Bruno Meyenhofer joined the Group on January 1, 1999 as Executive Vice President upon the acquisition of the reinsurance operations of Winterthur Insurance Company and became the Chief Operating Officer, Global Reinsurance Operations on April 1, 1999. Effective February 2002 Mr. Meyenhofer was appointed as Chief Executive Officer, PartnerRe Global. Mr. Meyenhofer was a member of the Group Executive Board of Winterthur Insurance Company from 1997 to 1998 responsible for reinsurance operations and Group Risk management and prior thereto was Senior Vice President, Reinsurance for Winterthur Insurance Company from 1993.

Scott D. Moore joined the Company on December 11, 1993 and in 1998 became the President and Chief Executive Officer of PartnerRe U.S., prior to which he was Executive Vice President and Chief Financial Officer

of the Company. Mr. Moore was employed by Crum & Forster Insurance from March 1 to December 10, 1993 as Senior Vice President and Chief Financial Officer, and from June 1991 to February 1993 he served as Senior Vice President and Chief Financial Officer of Skandia America Corporation. From 1978 to 1991, Mr. Moore was employed by Coopers & Lybrand, where he was an insurance industry specialist partner.

Mark Pabst joined the Company on July 16, 2001 as Executive Vice President, Corporate Affairs. From 1992 until 2001 Mr. Pabst was President of St. Paul International and from 1988 to 1992 he was employed by St. Paul Companies Inc. as Senior Vice President, Human Resources. Prior to joining the St. Paul Companies, Mr. Pabst was employed as the Managing Director of Human Resources at MCorp from 1982 until 1988.

Robert M. Baylis has served as a director since May 2000 and is the Chairman of the Company’s Audit Committee and a member of the Company’s Finance Committee. He is the retired Vice Chairman of CS First Boston, a position he held until 1996, and prior to his retirement was Chairman and Chief Executive Officer of CS First Boston Pacific Inc. Mr. Baylis is a director of New York Life Insurance Company, Host Marriott Corporation, Covance Inc., and Gildan Activewear, Inc. He is an overseer of the University of Pennsylvania Museum and a Trustee of the Rubin Museum of Art. Mr. Baylis is a member of the Advisory Council of the Economics Department of Princeton University.

Jan H. Holsboer has served as a director since May 2000 and is Chairman of the Company’s Finance Committee and a member of the Company’s Audit Committee. Mr. Holsboer was a member of the Executive Board of ING/Nationale-Nederlanden and was primarily responsible for its International Operations from 1990 to 1999. From 1997 to 1999 Mr. Holsboer was Chairman of the Executive Committee Financial Services International of ING Group with oversight of all retail insurance, bank and asset management products outside the Benelux, including all of ING’s reinsurance activities. During this period Mr. Holsboer was also a member of the Executive Board of ING Bank. Mr. Holsboer was a Board member of the International Insurance Society from 1994 to 1999 and has been a member of the Geneva Association since 1986. Mr. Holsboer served as President of the Association from 1993 to 1999, as Honorary President from 2000 and is currently Co-Chairman of the Geneva Association Task Force on International Accounting Standards. Mr. Holsboer is an Executive Board Member of Univar N.V. and a supervisory director of Atradius N.V. TD Waterhouse Bank N.V and Yura International Vittoria Capital Holding BV. Mr. Holsboer also serves as Vice Chairman of the Amsterdam Institute of Finance and President of Pro Senectute.

Mr. Rémy Sautter has served as a director of the Company since November 2001 and is a member of the Company’s Audit Committee, Human Resources Committee and Compensation Committee. Mr. Sautter is Chairman of the Board of RTL Radio, France. From July 1996 to June 2000 Mr. Sautter was President and Chief Executive Officer of CLT-UFA Group. From 1985 to 1996 Mr. Sautter was Vice-Chairman and Managing Director of RTL Radio, France and in 1989 he was appointed as Managing Director in charge of CLT radio activities. Mr. Sautter is also a Chairman of the Board of Channel 5, UK and serves as a non-executive director of M6 Television (Paris), WANADOO (Paris) and Taylor Nelson Sofres plc and is on the Board of Advisors of Duke Street Capital (London).

Kevin M. Twomey has served as a director since May 2003 and is a member of the Company’s Audit, Human Resources and Compensation Committees. Mr. Twomey has been the President and Chief Financial Officer of the St. Joe Company since January 1999. In February of 2000 he also became St. Joe’s Chief Operating Officer. Prior to joining the St. Joe Company, Mr. Twomey was Vice Chairman of the Board of Directors and Chief Financial Officer of H.F. Ahmanson & Company and its principal subsidiary, Home Savings of America. Prior to joining Ahmanson in 1993, Mr. Twomey was Chief Financial Officer at First Gibraltar Bank, a company held by MacAndrews and Forbes Holdings of New York. Mr. Twomey also held management positions with Mcorp and Bank of America.

Dr. Jürgen Zech has served as a director since August 2002 and is a member of both the Company’s Governance & Nominating Committee and Finance Committee. At the end of 2001 Dr. Zech retired as Chairman of the Board of Management of the insurance group Gerling-Konzern Versicherungs-Beteiligungs-AG, a post he assumed in 1996, having previously served as Vice-Chairman since 1993. From 1986 Dr. Zech was employed by the reinsurance group Kölnische Rückversicherungs-Gesellschaft AG, Cologne where he served as Chairman of the Board of Executive Directors from 1987 to 1992 and as Vice-Chairman of their subsidiary, Cologne Re, in 1986. Prior to joining Kölnische Rückversicherungs-Gesellschaft AG, Dr. Zech was with Colonia Versicherung AG, Cologne where he served as a member of the Board of Executive Directors from 1975 to 1985. Dr. Zech serves as a non-executive director of Barclays plc, Barclays Bank plc and Misys plc and is also on the Board of Directors of Sauerborn Trust AG, Seeburger AG, Quarzwerk GmbH, ATIS-REAL SA, Denkwerk GmbH and Oviesse GmbH. Dr. Zech holds a Doctorate in Business Economics from the University of Cologne, an MBA from Insead and is Chairman of the Cultural Initiative of German Industry (BDJ).

Board Classification

The Company’s Board of Directors is divided into three classes as follows: the first class, whose term expires at the 2006 annual general meeting of the Company’s shareholders, is comprised of Robert M. Baylis, Jan H. Holsboer and Kevin M. Twomey. The second class, whose term expires at the 2004 annual general meeting of the Company’s shareholders, is comprised of Vito H. Baumgartner, Jean-Paul Montupet, John A. Rollwagen and Lucio Stanca. The third class, whose term expires at the 2005 annual general meeting of the Company’s shareholders, is comprised of Rémy Sautter, Jürgen Zech and Patrick A. Thiele. If elected, Messrs. Baumgartner, Montupet, Rollwagen and Stanca will serve as the second class of directors, and their term will expire at the 2007 annual general meeting of shareholders.

Meetings and Committees of the Board of Directors

The Board of Directors held seven meetings in 2003. All directors attended at least 75% of the Board meetings. All directors attended at least 75% of the meetings held by all committees of the Board of which such director was a member. The Board of Directors has established five standing committees: the Audit Committee, the Compensation Committee, the Finance Committee, the Governance & Nominating Committee, and the Human Resources Committee.

Audit Committee

The Audit Committee is comprised of directors who are independent of the Company and its management, as defined by the New York Stock Exchange (“NYSE”) listing standards. The Audit Committee oversees the financial reporting process and the internal control structure of the Company on behalf of the Board and establishes standards for review of the Company’s compliance with applicable accounting and regulatory requirements. The Audit Committee meets with management, the Company’s internal auditor and the Company’s independent auditors to review matters relating to the quality of financial reporting and internal accounting controls, including the nature, extent and results of their audits, and otherwise maintains communications between the Company’s independent auditors and the Board of Directors. The Audit Committee met eight times during the year ended December 31, 2003. The Audit Committee is comprised of Robert M. Baylis, Vito H. Baumgartner, Jan H. Holsboer, Rémy Sautter and Kevin M. Twomey. The Chairman of the Audit Committee, Mr. Robert M. Baylis, meets the definition of an “audit committee financial expert” as adopted by the United States Securities and Exchange Commission

Compensation Committee

The Compensation Committee is composed entirely of directors who are independent of the Company and its management, as defined by the NYSE listing standards. The Compensation Committee is responsible for all aspects of compensation and benefits policies for the Company’s CEO and other members of the Executive Committee. This includes approving and reviewing performance measures, evaluating performance and reviewing and approving all salary and incentive payments for the Company’s CEO and other executive committee members. The Compensation Committee is also responsible for management succession for the CEO. The Compensation Committee met five times during the year ended December 31, 2003. The Compensation Committee is comprised of Lucio Stanca, Vito H. Baumgartner, Jean-Paul Montupet, Rémy Sautter and Kevin M. Twomey.

Finance Committee

The Finance Committee advises the Board with respect to the Company’s overall risk tolerance and the manner in which the Company’s capital is exposed to losses through reinsurance and investment activities. It monitors and approves the Company’s catastrophe exposure and levels of retrocession and reviews the Company’s reserving policy. In regard to investment activities, it reviews the Company’s asset allocation policy and investment guidelines and monitors investment performance against agreed benchmarks. It also oversees the Company’s balance sheet and capital management policies including new capital raising, capital allocation, dividend payments and capital expenditure. The Finance Committee met five times during the year ended December 31, 2003. The Finance Committee is comprised of Jan H. Holsboer, Robert M. Baylis, John A. Rollwagen and Jürgen Zech.

Governance & Nominating Committee

The Governance & Nominating Committee is composed entirely of directors who are independent of the Company and its management, as defined by the NYSE listing standards. The Governance & Nominating Committee is responsible for all aspects of governance including selection and recommendation of director nominees, appointment of Board Committee members, Board Committee structure, Board compensation and the development of and compliance with the Corporate Governance Principles and Application Guidelines. When selecting candidates for nomination to the Company’s Board, the Governance & Nominating Committee will not consider nominations made by shareholders. The Governance & Nominating Committee met four times during the year ended December 31, 2003. The Governance & Nominating Committee is comprised of John A. Rollwagen, Jean-Paul Montupet, Lucio Stanca and Jürgen Zech.

Human Resources Committee

The Human Resources Committee is responsible for the Company’s compensation philosophy, all forms of noncurrent monetary compensation and the administration of the PartnerRe Ltd. 2003 Non-Employee Director Stock Plan, the Employee Incentive Plan, the Employee Share Purchase Plans and the defined contribution pension plans. It is also responsible for management continuity and development and it will review and recommend to the Board all executive committee member appointments. The Human Resources Committee is comprised of Lucio Stanca, Vito H. Baumgartner, Jean-Paul Montupet, Rémy Sautter, Patrick A. Thiele and Kevin M. Twomey. The Human Resources Committee met four times during the year ended December 31, 2003.

Communication with Directors

The Company has adopted a process by which shareholders may communicate with the Company’s Directors. Any shareholder wishing to do so may write to the Board of Directors at the Company’s principal business address, Chesney House, 96 Pitts Bay Road Pembroke HM 08, Bermuda. Any shareholder communication so addressed will be delivered unopened to the director to whom it is addressed or to the Chairman of the Board if addressed accordingly and marked private.

DIRECTOR COMPENSATION

Directors’ compensation guidelines were reviewed and amended effective May 22, 2003 as approved by the Governance & Nominating Committee of the Board. The Governance & Nominating Committee’s objective was to further align interests of Directors and Shareholders by incenting ownership in the form of stock options and restricted stock units while maintaining competitive compensation levels.

Directors’ compensation under the former guidelines was comprised of an annual stock option grant of 8,000 options and director service fees of $40,000, which could be paid in cash or Common Shares, at the director’s election. All equity compensation under the former guidelines was paid out of the 1993 Non-Employee Director’s Stock Plan. Directors’ compensation under the current guidelines offers a competitive mix of cash and equity compensation for each director and for the chairman. The total compensation package for director service consists of three components:

•	Cash compensation

•	Stock Options

•	Restricted Share Units (RSU’s)

Component	Director Annual Amount	Board Chairman Annual Amount
Cash	$50,000	$155,000
Options	4,500	5,000
Restricted Share Units (RSU)	$80,000	$90,000
Dividend Equivalents in RSU	Per actual dividend rate declared by the Board	Per actual dividend rate declared by the Board

Equity Components

The stock option awards are immediately vested options to purchase Common Shares of PartnerRe Ltd. which are granted each year on the date of the annual general meeting.

The RSU’s are immediately vested and awarded on a quarterly basis. Each RSU award has a delivery date restriction of five years from the date of grant. The delivery date restriction applies regardless of termination of directorship except in the case of death, in which case the shares are immediately deliverable to the named beneficiary or estate. Directors may elect to extend the delivery date restriction to 10 years or 15 years from the date of grant. Dividend equivalents on cumulative RSU awards are paid out quarterly in the form of additional RSU awards under the same conditions.

All equity awards for the members of the Board are made from the 2003 Non-Employee Director’s Plan, as approved by Shareholders at the May 2003 annual general meeting. A total of 1,000,000 Common Shares may be issued under the 2003 Director’s Plan.

The 2003 Non-Employee Director’s Plan may be amended or terminated by the Company at any time, in whole or in part. However, any amendment for which shareholder approval is required by law will not be effective until such approval has been obtained. Unless terminated earlier, the Director’s Plan expires on 22 May 2013, the tenth anniversary of its adoption by the Board, and no further Director’s Shares or Options may be granted there under after such date.

Elective Equity Incentive

In order to further align director and shareholder interests, the guidelines allow directors to elect each year to defer 50% or 100% of their cash compensation to be paid out in equity. Increased share ownership is further incented by a match of 25% on the value of deferred cash compensation. This value is paid out in RSU awards which are granted under the same terms and conditions as the other RSU grants.

Compensation for the Chairman of the Board

As with each director, John A. Rollwagen’s compensation for January 1, 2003 to May 21, 2003 was in accordance with the previous directors’ compensation guidelines and his compensation from May 22, 2003 to December 31, 2003 was in accordance with the current directors’ compensation guidelines as described above. For services as Chairman of the Board in 2003, Mr. Rollwagen received a cash payment of $150,149 and equity awards comprised of 5,000 options and 1,283 RSU’s.

Employees of the Company or its subsidiaries are not paid any fees or additional compensation for services as members of the Company’s Board of Directors or any committee thereof. All directors are reimbursed for travel and other related expenses incurred in attending meetings of the Board of Directors or committees thereof.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company is party to agreements with Swiss Reinsurance Company (“SwissRe”) (a company which was a former shareholder and in which a former board member has a management role), and Atis Real Cogetom (a company in which a board member serves as a non-executive director in an affiliate company). SwissRe and Atis Real Cogetom receive fees from the Company pursuant to certain agreements with the Company, as described below.

Agreements with SwissRe

The Company utilized, in the conduct of its business, certain underwriting services and licensed technology provided by SwissRe, pursuant to a service agreement (the “Agreement”). The Agreement was terminated with effect from February 28, 2003, but the Company continued to have access to certain computer technology through to the end of 2003. Fees incurred pursuant to the Agreement include fixed fees for access to technology and database resources. Fees incurred for year ended December 31, 2003 were $0.2 million.

In connection with the acquisition of PartnerRe SA, SwissRe entered into a Standstill Agreement with the Company dated July 10, 1997, pursuant to which SwissRe’s ownership and voting rights in the Company were limited to 30% of the voting power of the voting stock and voting stock equivalents of the Company. In connection with the acquisition of PartnerRe SA the Company granted SwissRe registration rights for that portion of the Common Shares of the Company issued to SwissRe in connection with the acquisition of PartnerRe SA that was not previously subject to registration rights. Since that time SwissRe has sold its entire shareholding in the Company. The Board has recommended a Proposal to the shareholders (Item 3 on the Proxy Card) to remove the exemption which exempts SwissRe from the prohibition in the Bye-laws on obtaining or exercising more than 9.9% of the voting rights attached to the issued and outstanding shares.

In the normal course of its underwriting activities, the Company and certain subsidiaries entered into reinsurance contracts (assumed and ceded) with SwissRe and certain SwissRe subsidiaries during 2003. Included in the Company’s 2003 Consolidated Statement of Operations were net premiums written of $4.0 million, net loss recoveries, including life policy benefits of $1.4 million and net acquisition costs of $0.7 million. At December 31, 2003 there were reinsurance balances receivable and recoverable aggregating $17.8 million, unpaid losses and loss expenses, including life policy benefits, of $3.8 million assumed unearned premiums of $2.0 million and net assumed funds held under reinsurance treaties of $1.1 million.

Utilities and Rent

The Company leases office space in Paris from Atis Real Cogetom. Pursuant to the lease agreement, rent expensed for the year ended December 31, 2003, aggregated $5.5 million. Dr. Zech is a non-executive director of ATIS-REAL SA, an affiliate of Atis Real Cogetom.

In addition, the Company engages in finance and banking transactions with various banks including Credit Suisse, of which Mr. Kielholz is Chairman, and Barclays Bank plc of which Dr. Zech is a director. All such transactions are on an arm’s length basis.

The Company believes that the terms of such transactions were no less favorable to the Company than could have been obtained from third parties that were not affiliated with the Company.

EXECUTIVE COMPENSATION

Compensation Committee Report On Executive Compensation

The Compensation Committee determines the salaries and other compensation for the Chief Executive Officer (CEO) and the other members of the Executive Committee (EC). The Compensation Committee consists entirely of independent directors who are not officers or employees of the Company. The current members of the Compensation Committee are Lucio Stanca, Jean-Paul Montupet, Remy Sautter, Kevin M. Twomey and Vito H. Baumgartner.

The compensation of the CEO and members of the EC is reviewed and approved by the Compensation Committee on an annual basis. The compensation package is comprised of three components: Base Salary, Annual Incentive and Annual Equity Awards.

Base Salary

The Base Salary of each individual executive is reviewed in terms of experience, qualifications, performance and reference to base salary levels of similar positions within a peer group which is reviewed and approved annually by the Compensation Committee.

Annual Incentive

The Annual Incentive is a variable component of compensation structured in accordance with the company’s Annual Incentive Guidelines. Target annual incentives are set for each executive in line with competitive practice. Targets are expressed as a percentage of base salary. Target performance results in a target annual incentive payout. Annual Incentive payouts range from 0% to 200% of target payouts. Performance measures are comprised primarily of company financial measures of profitability and growth. Non-financial organizational objectives may be assigned by the Compensation Committee. Each performance measure is appropriately weighted on an individual basis for each executive. The target Annual Incentive for the CEO is 125% of Base Salary and the target annual incentives for the EC members range from 80% to 100% of Base Salary.

Performance measures are reviewed and approved annually by the Compensation Committee prior to the performance year. Each performance measure has a target performance level which correlates to 100% payout on the target Annual Incentive. A performance scale is built around the target level corresponding to Annual Incentive payouts on a range of 0% to 200% of target. Performance measures for the CEO and EC have included financial measures on the Company’s Return on Equity (ROE) results and growth in premiums written as well as non-financial measures focusing on the organizational objectives of the performance year.

Annual Equity Award

The Annual Equity Award is a grant of stock options which vest ratably over a 3-year period. The grant price is equal to the fair market value of the shares on the date of grant. The amount of stock options awarded is based upon a Compensation Committee-approved methodology which determines options pools based upon a performance scale of Company ROE results and defined as a percentage of dilution of Common Shares Outstanding.

Other Compensation

The Compensation Committee annually reviews all elements of compensation and benefits for the CEO and EC members including compensation and benefits which are legally and contractually mandated as well as participation in benefit plans generally available to all employees. The Human Resources Committee continues to be responsible for the overall establishment of the human resources philosophy, policy and administration of compensation programs for the Company.

Compensation Committee

Lucio Stanca, Chairman

Vito H. Baumgartner

Jean-Paul Montupet

Rémy Sautter

Kevin M. Twomey

The following tables summarize compensation paid and certain information regarding options granted to the Company’s principal executive officers for the years ended December 31, 2003, 2002 and 2001.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation*	Restricted Stock (1)	Number of Securities Underlying Options Granted	All Other Compensation*
Patrick A. Thiele, President & Chief Executive Officer & Director (1)	2003	$789,375	$1,875,844	$221,882	5,000	150,000	$153,291
	2002	$725,000	$1,256,250	$222,347	—	100,000	$143,260
	2001	$650,004	$735,313	$204,760	—	54,375	$129,501

Albert A. Benchimol, Executive Vice President & Chief Financial Officer	2003	$440,625	$801,025	$206,547	—	68,000	$79,401
	2002	$412,500	$562,800	$209,087	—	42,500	$73,779
	2001	$386,250	$340,160	$195,279	—	21,750	$69,192

Bruno Meyenhofer, Chief Executive Officer, PartnerRe Global (2)	2003	$560,988	$1,040,785	$—	—	68,000	$58,511
	2002	$459,482	$707,511	$—	—	42,500	$49,572
	2001	$329,027	$360,000	$—	—	21,750	$37,681

Scott D. Moore, Chief Executive Officer, PartnerRe U.S.	2003	$440,625	$845,775	$—	—	68,000	$69,638
	2002	$412,500	$646,800	$—	—	42,500	$66,023
	2001	$386,250	$421,200	$—	—	21,750	$65,754

Mark Pabst, Executive Vice President, Corporate Affairs(3)	2003	$365,250	$555,016	$97,668	—	58,000	$72,952
	2002	$341,000	$398,056	$96,168	—	28,000	$76,317

(1)	Mr. Thiele joined the Company on December 1, 2000.

•	Mr. Thiele’s employment contract allows him to take up to 50% of his annual bonus in stock options that vest immediately. In respect of his 2003 bonus, Mr. Thiele elected not to receive options. In respect of his 2002 bonus, Mr. Thiele elected to receive 20% in the form of 12,613 options valued at $19.92 each. In respect of his 2001 bonus, Mr. Thiele elected to receive 40% in the form of 14,539 options valued at $20.23 each.

•	As part of Mr. Thiele’s annual bonus for 2003 he was granted 5,000 shares of restricted stock at a grant price of $55.63 per share. 1,667, 1,667 and 1,666 will vest in February 2005, 2006, 2007 respectively.

(2)	Mr. Meyenhofer’s salary and bonus are paid in Swiss Francs. For 2003 these were CHF 695,625 and CHF 1,292,895 respectively. For 2002 these were CHF 663,000 and CHF 981,240 respectively. For 2001 Mr. Meyenhofer’s salary and bonus were CHF 555,003 and CHF 590,240 respectively.

(3)	Mr. Pabst joined the Company on July 16, 2001.

(*)	Other Annual Compensation and All Other Compensation comprises the following:

	Other Annual Compensation (2)					All Other Compensation
Name	Year	Housing Allowance	Payroll Tax Reimbursement	Car Expenses	Club Fees	Welfare & Health Premiums	Defined Contribution Pension	Tax Filing Assistance
Patrick A. Thiele	2003	$198,000	$10,668	$9,444	$3,750	$14,887	$118,404	$20,000
	2002	$198,000	$10,668	$11,429	$2,250	$13,510	$108,750	$21,000
	2001	$183,750	$10,668	$9,592	$750	$12,001	$97,500	$20,000
Albert Benchimol	2003	$192,000	$10,668	$879	$3,000	$13,305	$66,096	$—
	2002	$189,000	$10,668	$3,006	$6,413	$11,904	$61,875	$—
	2001	$180,000	$10,668	$3,561	$1,050	$11,253	$57,939	$—
Bruno Meyenhofer	2003	$—	$—	$—	$—	$23,086	$35,425	$—
	2002	$—	$—	$—	$—	$19,549	$30,023	$—
	2001	$—	$—	$—	$—	$14,939	$22,742	$—
Scott D. Moore	2003	$—	$—	$—	$—	$17,419	$48,469	$3,750
	2002	$—	$—	$—	$—	$16,893	$45,380	$3,750
	2001	$—	$—	$—	$—	$16,457	$42,487	$6,810
Mark Pabst	2003	$84,000	$10,668	$—	$3,000	$18,160	$54,792	$—
	2002	$84,000	$10,668	$—	$1,500	$17,751	$58,566	$—

Ancillary Information

The following information is provided in addition to that required by SEC rules:

Name	Year	Share Purchase Plan Discount (available to all salaried employees)	Business Travel and Entertainment Expenses
Patrick A. Thiele	2003	$5,060	$124,469
	2002	$3,724	$144,507
	2001	$3,619	$148,899
Albert A. Benchimol	2003	$2,977	$87,304
	2002	$2,229	$79,210
	2001	$2,033	$89,619
Bruno Meyenhofer	2003	$7,826	$130,717
	2002	$3,532	$156,151
	2001	Eligible ($0 benefit)	$73,986
Scott D. Moore	2003	Eligible ($0 benefit)	$106,643
	2002	Eligible ($0 benefit)	$82,100
	2001	Eligible ($0 benefit)	$79,103
Mark Pabst	2003	$5,808	$49,408
	2002	$6,131	$99,428

Name	Options Granted Since Inception	Total Options Vested Less Options Exercised Since Inception	Currently Exercisable Options	Grants of Restricted Shares	Shares Purchased from Company Share Purchase Plans	Other Share Ownership
Patrick A. Thiele	401,527	96,039 Nil Exercises	96,039	15,000	1,457	5,000
Albert A. Benchimol	232,250	108,379 (60,000)	48,379	—	845	—
Bruno Meyenhofer (1)	232,250	127,719 Nil Exercises	95,500	—	980	—
Scott D. Moore	532,677	418,806 (222,427)	196,379	—	—	14,927
Mark Pabst	126,225	38,038 Nil Exercises	38,038	—	1,370	5,500

(1)	Of the options granted to Mr. Meyenhofer, 54,800 are blocked from exercise for a period of four years from the date of grant and 64,250 are blocked from exercise for a period of six years from the date of grant.

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price per Common Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
					5%	10%
Patrick A. Thiele	100,000	15%	$49.68	25th February 2013	$3,124,349	$7,917,713
	12,613	1.9%	$49.68	25th February 2013	$394,074	$998,661
Albert A. Benchimol	42,500	6.4%	$49.68	25th February 2013	$1,327,848	$3,365,028
Bruno Meyenhofer	42,500	6.4%	$49.68	25th February 2013	$1,327,848	$3,365,028
Scott D. Moore	42,500	6.4%	$49.68	25th February 2013	$1,327,848	$3,365,028
Mark Pabst	28,000	4.2%	$49.68	25th February 2013	$874,818	$2,216,960

(1)	Options were granted under the Stock Option Plan with an exercise price equal to the market value of the Company’s Common Shares on the date of grant. The Options granted to Messrs. Thiele, Benchimol, Meyenhofer, Moore & Pabst were granted on February 25, 2003 and with the exception of 12,613 of the options granted to Mr. Thiele all will vest in equal installments on the first, second and third anniversary of the date of grant. In accordance with the terms of his employment contract Mr. Thiele opted to take 40% of his annual incentive bonus in the form of options and the 12,613 options granted as part of Mr. Thiele’s annual incentive vested fully on the date of grant.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable	Number of Securities Underlying Unexercised Options at Fiscal Year-End Unexercisable	Value of Unexercised in-the-Money Options at Fiscal Year-End Exercisable (1)	Value of Unexercised in-the-Money Options at Fiscal Year-End Unexercisable (1)
Patrick A. Thiele	—	—	45,095	206,432	$243,619	$1,298,669
Albert A. Benchimol	60,000	$1,305,008	27,177	77,073	$580,252	$967,410
Bruno Meyenhofer(2)	—	—	45,500	119,050	$647,775	$1,905,003
Scott D. Moore	67,427	$2,151,694	155,177	87,073	$2,461,286	$821,380
Mark Pabst	—	—	23,774	44,451	$135,802	$315,864

(1)	Calculated based upon a price of $58.05 per share of the Company’s Common Shares at December 31, 2003.
(2)	All the options granted to Mr. Meyenhofer are subject to a block on exercise. 54,800 options are blocked from exercise for a period of four years from the date of grant and the remaining 64,250 options are blocked from exercise for a period of six years from the date of grant.

Executive Employment Arrangements

The following is intended to be a summary of the terms of the employment agreements entered into between the Company and the executive officers named below.

The Company has entered into an employment agreement with Patrick Thiele to serve as the President and Chief Executive Officer of the Company. The agreement was amended by the Board of Directors in February 2002 and details of the amendments have been filed with the Securities and Exchange Commission. Mr. Thiele’s compensation under the revised employment agreement includes (i) an annual base salary which is subject to review annually for increase at the discretion of the Compensation Committee of the Board of Directors, (ii) an annual bonus determined by the Compensation Committee of the Board of Directors; for guidance purposes, the target bonus would be 125% of Base Salary which, at the election of Mr. Thiele, may be taken 100% in cash or up to 50% in options, (iii) eligibility to participate in the Stock Option Plans of the Company and (iv) pension, welfare and fringe benefits.

Mr. Thiele is entitled to receive reimbursement from the Company of expenses incurred in connection with, among other things, maintaining a residence in Bermuda and promoting the business of the Company, including expenses for travel and entertainment and living expenses while away from home on business in the service of the Company. The employment agreement has no fixed term. In the event of a Change of Control of the Company, Mr. Thiele is entitled to receive the greater of one year’s base salary plus a bonus equal to the annual bonus paid by the Company in the prior calendar year or two years of the last base salary and a bonus equal to two times the target rate of bonus in the year when the Date of Termination occurs.

In the event of termination of Mr. Thiele’s employment by the Company without cause or by Mr. Thiele for good reason, Mr. Thiele will receive his then current base salary for a period of one year plus one-twelfth of the previous year’s annual bonus for twelve months and all options granted to him under the Plans which remain unvested shall immediately vest. Mr. Thiele will also retain the housing allowance and provision of a motor vehicle in Bermuda shall continue until the earlier of the date Mr. Thiele leaves Bermuda or 3 months after the Date of Termination. A pro rata bonus for the fiscal year in which he leaves the Company will also be paid to Mr. Thiele. Any accrued salary and benefits through the termination date will also be paid to Mr. Thiele.

The Company has entered into an employment agreement with Albert Benchimol to serve as Executive Vice President and Chief Financial Officer of the Company. The employment agreement remains in force unless the

Company or Mr. Benchimol provides prior written notice of termination of at least twelve months. Mr. Benchimol’s compensation under the agreement includes (i) an annual salary which is subject to review annually for increase at the discretion of the Compensation Committee of the Board of Directors, (ii) an annual bonus determined by the Compensation Committee of the Board of Directors, (iii) participation in a long-term incentive compensation plan of the Company, such awards to be granted at the discretion of the Compensation Committee of the Board of Directors and (iv) pension, welfare and fringe benefits. Mr. Benchimol is entitled to receive reimbursement from the Company of expenses incurred in connection with, among other things, maintaining a residence in Bermuda and promoting the business of the Company, including expenses for travel and entertainment and living expenses while away from home on business or in the service of the Company. In the event of a Change of Control of the Company, Mr. Benchimol is entitled to receive compensation and benefits in accordance with the same formula as Mr. Thiele. In the event of termination of Mr. Benchimol’s employment by the Company without cause or by Mr. Benchimol for good reason, Mr. Benchimol will receive compensation and benefits in accordance with the same formula as Mr. Thiele.

The Company has an employment agreement with Scott D. Moore to serve as Senior Vice President and Chief Financial Officer of the Company. Mr. Moore relocated to New York in October 1998 and became President and Chief Executive Officer of PartnerRe U.S. The basic terms of employment of Mr. Moore as outlined below remain unchanged. The employment agreement remains in force unless the Company or Mr. Moore provides prior written notice of termination of at least twelve months. Mr. Moore’s compensation under the employment agreement includes (i) an annual base salary which is subject to review annually for increase at the discretion of the Human Resources Committee of the Board of Directors, (ii) an annual bonus determined by the Human Resources Committee of the Board of Directors, and (iii) pension, welfare and fringe benefits. In the event of termination of Mr. Moore’s employment by the Company without cause or by Mr. Moore for good reason, Mr. Moore shall receive his then current base salary for the remaining term of the agreement, but in no event less than 12 months base salary and a bonus equal to his prior year annual bonus, and all options granted to him which remain unvested will immediately vest and remain exercisable for 90 days after the date of termination.

The Company has entered into an employment agreement with Bruno Meyenhofer to serve as Executive Vice President of the Company. In February 2002 Mr. Meyenhofer was appointed as Chief Executive Officer, PartnerRe Global. The employment agreement is open ended in time and provides for Mr. Meyenhofer to be awarded a base salary and to be entitled to receive an annual bonus based on performance. Mr. Meyenhofer will also be entitled to participate in the long-term incentive award plan of the Company.

The Company has entered into an employment agreement with Mark Pabst to serve as Executive Vice President of the Company. The agreement took effect in July 2001 and is an annual arrangement with automatic one-year renewal periods unless notice of termination is given. Mr. Pabst’s compensation under the agreement includes (i) an annual salary which is subject to review annually for increase at the discretion of the Compensation Committee of the Board of Directors of the Company, (ii) an annual bonus determined by the Compensation Committee of the Board of Directors, (iii) participation in a long-term incentive compensation plan of the Company, such awards to be granted at the discretion of the Compensation Committee of the Board of Directors and (iv) pension, welfare and fringe benefits. Mr. Pabst also received 25,000 PartnerRe Ltd. stock options at the time of joining the Company, 6,250 of which vested on the date of grant with the remainder vesting in three equal installments on the first, second and third anniversary of the date of grant. Mr. Pabst is also entitled to receive reimbursement from the Company for expenses incurred in connection with, among other things, maintaining a residence in Bermuda and promoting the business of the Company, including expenses for travel and entertainment and living expenses while away from home on business or in the service of the Company. In the event of a Change of Control of the Company, Mr. Pabst is entitled to receive compensation and benefits in accordance with the same formula as Mr. Thiele. In the event of termination of Mr. Pabst’s employment by the Company without cause or by Mr. Pabst for good reason, Mr. Pabst will receive compensation and benefits in accordance with the same formula as Mr. Thiele.

In the event of a Change of Control of the Company, Messrs. Moore and Meyenhofer are entitled to receive two years of the last base salary and a bonus equal to two times the target rate of bonus in the year when the Date of Termination occurs.

Compensation Committee Interlocks and Insider Participation

The members of the Company’s Compensation Committee are Lucio Stanca, Vito Baumgartner, Jean-Paul Montupet, Rémy Sautter and Kevin M. Twomey, none of whom is an executive officer or employee of the Company or any of its subsidiaries and all of whom are independent of the Company and its management, as defined by the New York Stock Exchange (“NYSE”) listing standards.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets out details of the Company’s Equity Compensation Plans, both active and expired. All equity compensation plans utilized by the Company have been approved by shareholders.

	A	B	C
Plan Category	Number of Securities To be Issued upon Exercise of Outstanding Options, Warrants & Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants & Rights (2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column A (3)
Equity Compensation Plans Approved by Shareholders	3,171,251	$46.49	2,079,850
Equity Compensation Plans not approved by Shareholders	—	—	—
TOTAL	3,171,251	$46.49	2,079,850

(1)	Includes 163,965 shares that relate to the 1993 Non-Employee Director Stock Plan and 13,000 shares that relate to the 2003 Non-Employee Director stock Plan.
(2)	The weighted average exercise price of outstanding options under the 1993 Non-Employee Director Stock Plan is $48.57 per share and under the 2003 Non-Employee Director Stock Plan is $54.08 per share.
(3)	Includes 977,511 shares remaining available for grant under the 2003 Non-Employee Director Stock Plan. The 1993 Non-Employee Director Stock Plan expired in August 2003.

As part of the Company’s long-term incentive compensation for executives and employees, the Company maintains the PartnerRe Ltd. Employee Incentive Plan (the “Employee Incentive Plan”). The purpose of the Employee Incentive Plan is to provide a means through which the Company and it subsidiaries may attract and retain key employees upon whom the responsibilities of the successful management of the Company rest, and whose present and potential contributions to the Company are of importance. The Employee Incentive Plan provides a mechanism through which the employees can acquire and maintain stock ownership, thereby strengthening their commitment to the Company and promoting a commonality of interest between the shareholders and key employees.

The Employee Incentive Plan does not expire until February 1, 2006 and as of December 31, 2003 there are 1,102,339 shares available for future issuance. The Board has therefore recommended that the Shareholders approve a Proposal (Item 4 on the Proxy Card) to approve an increase in the number of common shares reserved for issuance under the Employee Incentive Plan from 3,500,000 Common Shares to 5,000,000 Common Shares.

PROPOSAL TO APPROVE AN INCREASE IN THE MAXIMUM NUMBER OF DIRECTORS

(Item 2 on Proxy Card)

The Board has determined that it is in the best interests of the Company and its shareholders to increase the maximum number of directors from ten to eleven.

BACKGROUND AND REASONS FOR THE INCREASE IN THE MAXIMUM NUMBER OF DIRECTORS

In 2001 the shareholders of the Company voted to establish the maximum number of directors at ten from eight and since that time both positions have been filled. The Board believes that to remain flexible regarding the Board membership should it see fit to add additional skills or to provide enhancement to its effectiveness, it would like the ability to add an additional Board member in due course.

The Board thus recommends that the maximum number of board members be increased from ten to eleven with the minimum number of Board members set at three, with one casual vacancy existing until the Board decides it needs an additional member. The Bye-Laws of the Company allow the Board to fill such vacancies in due course. Should the Board fill such vacancy before the 2005 annual general meeting the newly appointed director will stand for re-election at the 2005 annual general meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE INCREASE IN THE MAXIMUM NUMBER OF DIRECTORS TO ELEVEN.

PROPOSAL TO APPROVE AN AMENDMENT TO THE BYE-LAWS OF THE COMPANY

(Item 3 on Proxy Card)

The Board has determined that it is in the best interests of the Company and its shareholders to remove the exemption which exempts our founding institutional investors, Swiss Reinsurance Company and its affiliates (together “SwissRe”), from the prohibition in the Bye-laws on obtaining or exercising more than 9.9% of the voting rights attached to the issued and outstanding shares. This prohibition applies to all other shareholders. If this proposal is approved by the shareholders, we would accordingly delete the following clause from Bye-Law 32:-

“PROVIDED HOWEVER, the foregoing limitation shall not apply to Swiss Reinsurance Company of Zurich, Switzerland or to any of its affiliates.”

BACKGROUND AND REASONS FOR THE AMENDMENT TO THE BYE-LAW

The Bye-laws currently restrict all holders of issued and outstanding shares, other than SwissRe, from obtaining or exercising more than 9.9% of the voting rights attached to all issued and outstanding shares. The primary purpose for this voting limit is to reduce the likelihood that the Company or any non-U.S. insurance subsidiaries will be deemed to be a “controlled foreign corporation” within the meaning of the U.S. Internal Revenue Code for U.S. Federal tax purposes.

The Bye-laws currently exempt the founding institutional shareholders, SwissRe, from this limitation. At the time the shareholders adopted the Bye-Laws and consequently the limitation, SwissRe owned substantially more than 9.9% of the issued outstanding shares. In May 2003 SwissRe sold its entire shareholding in the Company which, at that time, comprised of approximately 16% of the Company’s Common Shares in issue. Given the reduced equity ownership of SwissRe, the Board believes it is appropriate to amend the Bye-laws at this time to provide for consistent application of the excess shares protections to all of shareholders.

Approval of the Bye-laws Proposal requires the affirmative vote of a majority of the voting rights attached to the Common Shares present, in person or by proxy, at the Annual Meeting. The Board thus recommends that the carve-out in favor of SwissRe be deleted from the Bye-Laws

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE AN AMENDMENT TO THE BYE-LAWS OF THE COMPANY

PROPOSAL TO APPROVE AN INCREASE IN THE NUMBER OF COMMON SHARES RESERVED FOR ISSUANCE UNDER THE EMPLOYEE INCENTIVE PLAN FROM 3,500,000 COMMON SHARES TO 5,000,000 COMMON SHARES

(Item 4 on Proxy Card)

The Board has determined that it is in the best interests of the Company and its shareholders to approve an increase in the number of common shares reserved for issuance under the Employee Incentive Plan from 3,500,000 Common Shares to 5,000,000 Common Shares.

BACKGROUND AND REASONS FOR AN INCREASE

As part of the Company’s long-term incentive compensation for executives and employees, the Company maintains the PartnerRe Ltd. Employee Incentive Plan (the “Employee Incentive Plan”), which was formerly known as the Performance Incentive Plan. The purpose of the Employee Incentive Plan is to provide a means through which the Company and it subsidiaries may attract and retain key employees upon whom the responsibilities of the successful management of the Company rest, and whose present and potential contributions to the Company are of importance. The Employee Incentive Plan provides a mechanism through which the employees can acquire and maintain stock ownership, thereby strengthening their commitment to the Company and promoting a commonality of interest between the shareholders and key employees.

The Employee Incentive Plan is administered by the Human Resources Committee. The Human Resources Committee, subject to Board approval, has full discretion to determine the persons eligible to receive awards under the Employee Incentive Plan, to establish the terms and conditions of awards, and to interpret and construe the Employee Incentive Plan. At no time in the history of equity awards to employees or directors has management requested, or has the Board approved, a repricing of options.

As of year-end, there were 1,102,339 shares available for grant from the Employee Incentive Plan. Following the 2004 annual employee grants, there are currently 232,339 shares available for grant. Prior to the expiration of the Employee Incentive Plan in February 2006, up to 1,100,000 shares may be needed from the Employee Incentive Plan for the 2005 annual employee grants and the 2004 and 2005 new hire stock options grants. Therefore, the Board is requesting an increased share authorization for the Employee Incentive Plan of 1,500,000 shares in order to have adequate shares available for grant through the Employee Incentive Plan expiration. Any remaining balance of shares leftover in the Employee Incentive Plan at its expiration in 2006 will be rolled over into a new employee incentive plan, as approved by shareholders.

The Human Resource Committee closely monitors the dilution of the Company’s share price due to grants to employees by approving the grant methodology as well as having its consultant, PriceWaterhouseCoopers (“PWC”), perform dilution analysis. The results of this analysis are then compared to the Company’s peer group. The peer group is reviewed and approved annually by the Human Resource Committee.

The current methodology for determining stock option pools for employee grants is structured so the size of the pool of options varies based upon the Company’s Return on Equity performance results and the pool is defined as a percentage of common shares outstanding (annual run-rate). PWC has provided run-rate analysis for the Human Resource Committee reflecting that the Company’s 3-year average annual run-rate of 1.3% is well-below the median of its peer group. In addition, PWC has also provided overhang analysis for the Committee, reflecting a Company overhang of 11.28% which again is well-below the median of the peer group.

New Plan Benefits

The dollar value and number of shares to be received by participants under the Employee Incentive Plan are not determinable at this time, since the individuals eligible to receive awards and the amount of these awards are determined at the discretion of the Human Resources Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO INCREASE IN THE NUMBER OF COMMON SHARES RESERVED FOR ISSUANCE UNDER THE EMPLOYEE INCENTIVE PLAN FROM 3,500,000 COMMON SHARES TO 5,000,000 COMMON SHARES

PERFORMANCE GRAPH

The graph set forth below compares the cumulative shareholder return, including reinvestment of dividends, on the Company’s Common Shares to such return for Standard & Poor’s (“S&P”) 500 Composite Stock Price Index and S&P’s Supercomposite Property-Casualty Index for the period commencing with the effective date of the initial public offering of the Company’s Common Shares on October 28, 1993 and ending on December 31, 2003, assuming $100 was invested on October 28, 1993. Effective January 1, 2002 the S&P Property-Casualty Industry Group Stock Price Index was replaced by the S&P Supercomposite Property-Casualty Index. Total returns for the years before January 1, 2002 continue to be those of the former S&P Property-Casualty Industry Group Stock Price Index. Each measurement point on the graph below represents the cumulative shareholder return as measured by the last sale price at the end of each year during the period from October 28, 1993 through December 31, 2003. As depicted in the graph below, during this period the cumulative total shareholder return on the Company’s stock was 258.89%, the cumulative total return for the S&P 500 Composite Stock Price Index was 185.96% and the cumulative total return for the S&P Supercomposite Property-Casualty Index was 162.47%.

Comparison of Cumulative Total Return

(1)	The initial public offering of the Company’s Common Shares was effected on October 28, 1993 at a price to the public of $20.00 per Share.

CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors has adopted the PartnerRe Ltd. Code of Business Conduct and Ethics. The Code applies to all directors, officers and employees of the PartnerRe Group of companies. Any specific waiver of the provisions requires approval of the Board of Directors or a committee of the Board of Directors, and any waivers must be promptly disclosed to shareholders. There were no amendments to the Code and no waivers in 2003. Any employee, officer or director who violates the Code of Business Conduct and Ethics will be subject to disciplinary action.

The Code of Business Conduct and Ethics was filed with the U.S. Securities and Exchange Commission on Form 8-K in January 2003 and is available on the Company’s website at www.partnerre.com.

CORPORATE GOVERNANCE PRINCIPLES AND APPLICATION GUIDELINES

The Board of Directors of the Company adopted the “Corporate Governance Principles and Application Guidelines”. The governance principles are intended to define how the Board of PartnerRe will operate and reflect the business of the Company and its global practices and representation. The guidelines also include governance mechanics that apply to the practices of the Company’s board on a day-to-day basis. The Corporate Governance Principles and Application Guidelines is available on the Company’s website at www.partnerre.com.

The business and affairs of the Company are managed under the direction of the Board of Directors, which represents the shareholders of the Company. The Board believes that good corporate governance is a critical factor in achieving business success. The Board has long adhered to “best practices” in corporate governance in fulfillment of its responsibilities to shareholders. Its practices align management and shareholder interests. Highlights of the Company’s corporate governance practices are described below.

Board Independence and Expertise

Board and Board Committee Independence

The majority of the Board of Directors are independent directors, with only the Chief Executive Officer being a management member of the Board.

The following standing committees of the Board are composed of independent directors; the Audit Committee, the Compensation Committee and the Governance & Nominating Committee.

There are no interlocking directorships and none of our independent directors receives any consulting, advisory, legal or other non-director fees from the Company.

Director Qualifications

The Governance & Nominating Committee is responsible for identifying, reviewing, assessing and recommending to the Board candidates to fill vacancies on the Board that occur for any reason. The Governance & Nominating Committee has established director candidate guidelines setting forth criteria that are considered in evaluating the candidacy of any individual as a member of the Board.

Experience and Diversity

All of our Board members have international experience and are of the highest integrity.

Audit Committee Independence and Financial Literacy

All members of the Audit Committee are independent directors who meet the independence and financial literacy requirements of the NYSE.

Governance Policies and Ethical Guidelines

Board Committee Charters

The Board has adopted charters for each of the committees, among other things, to reflect current best practices in corporate governance. Copies of the Company’s Board committee charters may be found on the Company’s website www.partnerre.com.

Significant Board Practices

Private Executive Session

Our independent directors meet at regularly scheduled executive sessions.

Advance Materials

Information and data important to the directors’ understanding of the business or matters to be considered at a Board or Board committee meeting are, to the extent practical, distributed to the directors sufficiently in advance of the meeting to allow careful review prior to the meeting.

Board and Board Committee Access to Management and to Outside Advisors

Access to Management and Employees

Directors have full and unrestricted access to the management and employees of the Company. Additionally, key members of management may attend Board meetings from time to time to present information about the results, plans and operations of the business within their areas of responsibility.

Access to Outside Advisers

The Board and its committees may retain counsel or consultants without obtaining the approval of any officer of the Company in advance or otherwise. The Audit Committee has the sole authority to retain and terminate the independent auditor. The Nominating and Corporate Governance Committee has the sole authority to retain search firms to be used to identify director candidates. The Compensation Committee has the sole authority to retain compensation consultants for advice on executive compensation matters.

GOVERNANCE & NOMINATING COMMITTEE

The Governance & Nominating Committee operates pursuant to a written charter and has the exclusive right to recommend candidates for election as directors to the Board. A copy of the Governance & Nominating Committee’s charter is available on the Company’s corporate website at www.partnerre.com. The purpose of the Governance & Nominating Committee is to:

•	identify individuals qualified to become Board members;

•	recommend director nominees to the Board for election at the next annual or special meeting of shareholders at which directors are to be elected;

•	recommend individuals to the Board to fill any vacancies or newly created directorships that may occur between such meetings;

•	recommend directors for appointment to Board committees;

•	evaluate Board performance;

•	oversee and set compensation for the Company’s directors; and

•	develop and recommend to the Board the Corporate Governance Guidelines of the Company and oversee compliance with such Guidelines.

Because of the unique and diversified nature of the work undertaken by the Company the Governance & Nominating Committee will not consider any proposals put forward by the shareholders for nomination of a director.

The Governance & Nominating Committee has established criteria for Board and Board committee membership and shall recommend individuals for membership on the Company’s Board of Directors and directors for appointment to the committees of the Board. In making its recommendations, the Committee:

•	reviews candidates’ qualifications for membership on the Board or a committee of the Board (including a determination as to the independence of the candidate);

•	evaluates current directors for re-nomination to the Board or re-appointment to any Board committee and assesses the performance of such Director;

•	reviews periodically the composition of the Board and its committees in light of the current challenges and needs of the Board and each committee, and determines whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background and experience;

•	considers rotation of committee members and committee chairmen; and

•	considers any other factors which are set forth in the Company’s Corporate Governance Guidelines or are deemed appropriate by the Governance & Nominating Committee.

AUDIT COMMITTEE

The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting process. The Audit Committee’s function is more fully described in the Audit Committee Charter, which the Board has adopted and is posted on the Company’s website (www.partnerre.com). None of the members of the Audit Committee has been an employee of the Company during the last five years and none of the members, or entities to which they belong, has transacted significant business of any kind with the Company in the past five years as determined by the Board of Directors of the Company. The Audit Committee consists of five members of the Board of Directors, each of whom is independent of the Company and its management, as defined by the NYSE listing standards, meets the financial literacy requirements proposed by the NYSE and has been determined by the Board of Directors to have appropriate accounting and/or financial management experience.

The Chairman of the Audit Committee, Mr. Baylis, meets the definition of an “audit committee financial expert” as adopted by the United States Securities and Exchange Commission. Mr. Baylis is an independent director and is a qualified Chartered Financial Analyst and currently serves on the Audit Committees of four other public companies. Mr. Baylis retired from CS First Boston in 1996; his current avocation consists of service on these boards and certain charitable activities. The Board has determined that the Company benefits from his experience on the audit committees of the other companies, and that such simultaneous service does not impair his ability to serve effectively on the Audit Committee. Mr. Baylis has agreed to be designated as the audit committee financial expert for PartnerRe Ltd.

The other members of the Audit Committee are financially literate having a broad range of experience in senior executive positions in their respective industries. Mr. Holsboer was a senior executive of ING/Nationale-Nederlanden from 1990 to 1999 and served as a member of the Executive Board of ING Bank group. He is currently, amongst others Co-Chairman of the Geneva Association Task Force on International Accounting Standards and Vice-Chairman of the Amsterdam Institute of Finance. Mr. Sautter is currently Chairman of the Board of RTL Radio, France and from 1985 to 1996 he served as Vice-Chairman and Managing Director of that company. From July 1996 to June 2000 Mr. Sautter was President and Chief Executive Officer of CLT-UFA Group. Mr. Baumgartner was a Group President and Executive Office member of Caterpillar Inc. Mr. Baumgartner, is also a graduate of the Swiss School of Commerce and MIT’s Program for Senior Executives. Mr. Baumgartner serves on the Audit Committee of Northern Trust Global Services Ltd. Mr. Twomey has been the President and Chief Financial Officer of the St. Joe Company since January 1999 and Chief Operating Officer since February 2000. Mr. Twomey was Vice Chairman of the Board of Directors and Chief Financial Officer of H.F. Ahmanson & Company and its principal subsidiary, Home Savings of America and was Chief Financial Officer at First Gibraltar Bank.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Principal Accountant Fees And Services

The following table presents fees for professional services rendered by the external auditors, Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) for the fiscal years 2003 and 2002. Certain amounts for 2002 have been reclassified to conform to the 2003 presentation.

	Year Ended December 31
	2003		2002
Audit Fees(1)	$2,553,126		$1,896,362
Audit Related Fees(2)	$253,400		$40,885
Tax Fees(3)	$44,893		$43,468
All Other Fees(4)	—		$21,762
Total	$2,851,419	(5)	$2,002,477

(1)	These are fees for professional services rendered by Deloitte Entities for the audit of the Company’s annual financial statements, the review of the financial statements included in the Company’s quarterly reports on Form 10-Q, audit services provided in connection with statutory and regulatory filings and services related to the Company’s S-3 filings with the Securities and Exchange Commission.
(2)	These are fees for assurance and related services performed by Deloitte Entities that are reasonably related to the performance of the audit or review of the Company’s financial statements but not described in item (1) above. This includes employee benefit plan audits, services with respect to compliance with the Sarbanes Oxley Act of 2002.
(3)	These are fees for professional services performed by Deloitte Entities with respect to tax compliance, tax advice and tax planning. This includes tax return preparation for certain Executives and tax services relating to certain non-U.S. subsidiary companies.
(4)	These are fees for other permissible work performed by Deloitte Entities that does not meet the above category descriptions. This includes pension related work.
(5)	All services of the Deloitte Entities were pre-approved by the Audit Committee.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of Deloitte Entities.

Pre-Approval	Policies and Procedures

The Audit Committee has adopted policies and procedures for pre-approving all non-audit work performed by Deloitte Entities after May 2, 2003. Specifically, the policies and procedures prohibit Deloitte Entities from performing any services for the Company or its subsidiaries without the prior approval of the Audit Committee, except that the Audit Committee pre-approved the use of Deloitte & Touche for the following categories of audit-related services:

•	Annual audit of the Company’s consolidated financial statements, including quarterly reviews, consultation on accounting issues, system control work, report reviews (Form 10-K, annual report, etc.), attendance at Audit Committee meetings, preparation of management letter, use of specialists in connection with the foregoing and other services integral to audits of and expressing opinions on the Company’s financial statements;

•	Assistance related to implementation of new accounting standards;

•	Audits of opening balance sheets of acquired companies and accounting consultations on acquisitions and proposed acquisitions where such services would otherwise be performed in the audit of the Company’s consolidated financial statements;

•	Services related to procedures used to support the calculation of the gain or loss from dispositions and discontinued operations;

•	Compliance letters, agreed upon procedures, reviews and similar reports related to audited financial statements;

•	Audits of financial statements and transactions included in consolidated financial statements that are used by lenders, filed with government and regulatory bodies and similar reports, including affiliate transaction audits;

•	Services that result from the role of Deloitte Entities as independent auditor such as reviews of SEC filings, consents, letters to underwriters and other services related to financings that include audited financial statements;

•	Assistance in reviews and tests of internal control and other systems;

•	Employee benefit plan audits where fees are paid by the Company;

•	SAS 70 attestation reports;

•	Electronic accounting research services;

•	Foreign statutory audits and other regulatory reports;

•	Assistance with tax accrual related issues;

•	Assistance with tax accounting for specific transactions; and

•	Merger and acquisition due diligence services.

Management is required to provide a quarterly update of useage for each quarterly Audit Committee meeting to show the Audit Committee the use of Deloitte Entities services.

Other Permitted Services

Specific approval is required from the Audit Committee prior to the appointment of Deloitte Entities to provide the following services;

•	Non-financial information systems/consulting;

•	Integration consulting services;

•	Review of third party specialist work related to appraisal and/or valuation services;

•	Actuarial consulting services – non-audit related;

•	Employee Benefit consulting;

•	Training; and

•	Tax Services – returns, tax planning and consultation.

Prohibited Services

The following services are services which Deloitte Entities is prohibited from providing;

•	Bookkeeping or Other Services Related to the Company’s Accounting Records or Financial Statements;

•	Appraisal or Valuation Services or Fairness Opinions;

•	Management Functions or Human Resources;

•	Broker-Dealer, Investment Advisor, or Investment Banking Services;

•	Legal Services and Expert Services Unrelated to the Audit;

•	Internal Audit Outsourcing; and

•	Financial Information Systems Design and Implementation.

Audit Committee Review Of Services

At each regularly scheduled Audit Committee meeting, the Audit Committee shall review the following:

•	A report summarizing the service, or grouping of related services, including fees, provided by Deloitte Entities;

•	A listing of newly pre-approved services since its last regularly scheduled meeting; and

•	The Audit Committee had approved that Mr Baylis can pre-approve services on behalf of the Audit Committee between meetings should the need arise. In the event this occurs, then this approved service and fee would be included in the quarterly summary for the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has discussed with the independent auditors, Deloitte & Touche, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended and as required by S-X Rule 2-07.

The Audit Committee has discussed with the independent auditors whether the auditors’ provision of non-audit related services is compatible with maintaining the auditors’ independence from management and the Company and has received from the independent auditors written disclosures required by the Independence Standards Board Standard No. 1.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2003 with management and with the independent auditors of the Company. Based on such reviews and discussions the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

During fiscal 2003, the Audit Committee had eight meetings. The meetings were conducted so as to encourage communication among the members of the Audit Committee, management, the internal auditors, and the Company’s independent auditors, Deloitte & Touche. Among other things, the Audit Committee discusses with the Company’s independent auditors the overall scope and plans for their respective audits, and the results of such audits. The Audit Committee separately met with the Deloitte & Touche engagement partner, with and without management present.

Audit Committee

Robert M. Baylis, Chairman

Vito H. Baumgartner

Jan H. Holsboer

Rémy Sautter

Kevin M. Twomey

REAPPOINTMENT OF INDEPENDENT AUDITORS

(Item 5 on the Proxy Card)

The Board of Directors proposes and recommends that the shareholders reappoint the firm of Deloitte & Touche to serve as independent auditors of the Company until the 2005 annual general meeting. Deloitte & Touche has served as the Company’s independent auditors from the Company’s inception in August 1993 to the present. A representative of Deloitte & Touche will attend the Annual Meeting and will have an opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions. Shareholders at the Annual Meeting will also be asked to vote to refer the determination of the auditors’ remuneration to the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE REAPPOINTMENT OF DELOITTE & TOUCHE AS THE COMPANY’S INDEPENDENT AUDITORS UNTIL THE 2005 ANNUAL GENERAL MEETING AND THE REFERRAL TO THE BOARD OF DIRECTORS OF THE DETERMINATION OF THE AUDITORS’ REMUNERATION.

MISCELLANEOUS

The Company will bear all of the costs of the solicitation of proxies for use at the Annual Meeting. In addition to the use of the mail, proxies may be solicited by a personal interview, telephone and telegram by directors, officers and employees of the Company, who will undertake such activities without additional compensation. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to the beneficial owners of the Common Shares held of record by such persons and entities and will be reimbursed for their reasonable expenses incurred in connection with forwarding such material.

Shareholders who do not expect to attend in person are urged to sign, date and return the enclosed proxy in the envelope provided. In order to avoid unnecessary expense, we ask your cooperation in mailing your proxy promptly, no matter how large or how small your holdings.

At the date of this Proxy Statement, management has no knowledge of any business, other than that described herein, which will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such business.

Copies of Form 10-K Annual Report

The Company will furnish, without charge, a copy of its annual report on Form 10-K for the year ending December 31, 2003, filed with the U.S. Securities and Exchange Commission, to each person solicited hereunder who mails a written request therefore to the Chief Financial Officer, PartnerRe Ltd., Chesney House, 96 Pitts Bay Road, Pembroke HM08, Bermuda. Such requests may also be made by placing a telephone call to 1-441-292-0888. These documents may also be viewed on the Company’s website www.partnerre.com. The Company will also furnish, upon payment of a reasonable fee to cover reproduction and mailing expenses, a copy of all exhibits to such annual report on Form 10-K.

DETACH HERE ZPRL42

PARTNERRE LTD.

This Proxy is solicited on behalf of the Board of Directors of PartnerRe Ltd.in connection with its Annual General Meeting of Shareholder to be held on May 13, 2004

The undersigned shareholder of PartnerRe Ltd. (the “Company”) hereby appoints John A. Roliwagen and Patrick A. Thiele, each the true and lawful attorney, agent and proxy of the undersigned, with full power of substitution to vote all the Company’s Common Shares, $1.00 par value per share, which the undersigned may be entitled to vote at the Annual General Meeting of Shareholders of the Company to be held on May 13, 2004 (the “Annual General Meeting”) and at any adjournment or postponement of such meeting with all powers which the undersigned would possess if personally present, for the purposes set forth on the reverse side hereof.

This Proxy will be voted as directed or, if no direction is indicated, it will be voted FOR the election of the nominees and the approval of the proposals described on the reverse side.

PLEASE COMPLETE, SIGN AND DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on your share certificate(s). When signing as attorney, executor, administrator, trustee, guardian or corporate executor, please give your full title as such. For joint accounts, all co-owners should sign.

HAS YOUR ADDRESS CHANGED? DO YOU HAVE ANY COMMENTS?

PARTNERRE LTD.

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet

Log on to the Internet and go to http://www.eproxyvote.com/pre

OR

Vote-by-Telephone

Call toll-free

1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

ZPRL41

Please mark votes as in this example.

3493

The Board of PartnerRe Ltd. recommends that shareholders vote ‘For” the nominees and proposals listed below.

1. Election of Nominees :To elect each of (01) Vito H. Baumgartner, (02) Jean-Paul Montupet, (03) John A. Rollwagen and (04) Lucio Stanca as a Director of the Company to serve until the Company’s 2007 Annual General Meeting or until their successors are elected.

For All Nominees Withhold

For All Except

if you do not wish your shares voted For” a particular nominee, mark the “For All Except box and write the name of the nominee in the space provided above:

PARTNERRE LTD.

THE BOARD OF PARTNERRE LTD. RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE NOMINEES AND PROPOSALS LISTED HEREON

FOR AGAINST ABSTAIN

2. To approve an increase in the maximum number of directors from ten to eleven, with the minimum number of directors set at three, and for the Board to be authorized to fill any vacancies as and when they deem expedient.

3. To amend the Bye-laws of the Company to remove the exemption which excludes Swiss Reinsurance Company and its affiliates from the prohibition on obtaining or exercising more than 9.9% of the voting rights attached to the Company’s issued and outstanding shares.

4. To increase the number of Common Shares reserved for issuance under the PartnerRe Ltd. Employee Incentive Plan from 3,500,000 Common Shares to 5,000,000 Common Shares.

5 To reappoint the firm of Deloitte & Touche to serve as independent auditors of the Company until the Company’s 2005 Annual General Meeting and to refer to the Board of Directors the authority to determine the remuneration of Deloitte & Touche.

6. Other - In their discretion upon such other matters, including withholding a quorum, if necessary, as may properly come before the Annual General Meeting.

Mark box at right if you plan to attend the Annual General Meeting.

Mark box at right if an address change or comment has been noted on the reverse side of this card.

Signature:

Date: ____________

Signature:

Date: _____________